UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 19, 2016

CATALYST PHARMACEUTICALS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-33057	76-0837053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 1250 Coral Gables, Florida		33134
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (305) 420-3200

Not Applicable

Former Name or Former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 3.03	Material Modifications to Rights of Security Holders

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 19, 2016, the Board of Directors of Catalyst Pharmaceuticals, Inc. (the “Company”) unanimously approved, and on the same date the Company entered into Amendment No. 1 to Rights Agreement (the “Amendment”), which amends that certain Rights Agreement, dated as of September 20, 2011, between the Company and Continental Stock Transfer and Trust Company, as rights agent (the “Rights Agreement”).

Under the terms of the Amendment, the outside expiration date of the rights granted under the Rights Agreement has been extended from September 20, 2016 to September 20, 2019. Additionally, as part of the Amendment, the Board adopted a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company to increase the number of shares of Series A Junior Participating Preferred Stock of the Company available for issuance under the Rights Agreement from 500,000 shares to 1.5 million shares. A copy of the Certificate of Designation, Preferences and Rights, which will be filed with the Secretary of State of the State of Delaware in the near future, is Exhibit A to the Amendment.

The Amendment was not adopted as a result of, or in response to, any effort to acquire control of the Company.

A copy of the Amendment is Exhibit 4.1 to this Current Report on Form 8-K. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. A copy of the Rights Agreement and a description of its material terms was filed with the Securities and Exchange Commission in a Current Report on Form 8-K on September 23, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Form of Certificate of Designation, Preferences and Rights (included in Exhibit 4.1 as Exhibit A thereto).

4.1	Amendment No. 1 to Rights Agreement, dated as of September 19, 2016, between Catalyst Pharmaceuticals, Inc. and Continental Stock Transfer and Trust Company, as Rights Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Catalyst Pharmaceuticals, Inc.

By:	/s/ Alicia Grande
Alicia Grande
Vice President, Treasurer and CFO

Dated: September 19, 2016

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